Exhibit 99.1

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Will Thoretz, ISG
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Julianna Sheridan, Matter Communications for ISG
+1 978 518 4520
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ISG Names Samuel L. Molinaro Jr. to Board of Directors

Retired president of UBS Americas to chair audit committee

STAMFORD, Conn., February 28, 2025 — Information Services Group (ISG) (Nasdaq: III), a global AI-centered technology research and advisory firm, today named Samuel L. Molinaro Jr., a senior financial services industry executive, to its board of directors. Molinaro will join the board effective March 14.

Molinaro has more than 30 years of senior-level experience in the banking and financial services industry, including overseeing the sweeping technological transformation of several key industry players. He will serve as chair of the ISG board’s audit committee, succeeding Neil G. Budnick, who is retiring after 14 years on the ISG board.

Molinaro retired as president of UBS Americas Holdings in 2023, after 11 years in senior executive positions with the financial services firm. Following his retirement from UBS, Molinaro joined McKinsey in 2024 as a senior advisor, banking and securities. He continues to serve on the board of directors of UBS Americas Holdings and as a member of the board’s audit committee.

Before joining UBS, Molinaro was executive vice president, chief financial officer and chief operating officer of The Bear Stearns Companies, Inc. He began his career as an auditor with PwC.

Molinaro holds a bachelor’s degree in accounting from St. Bonaventure University and later attended Harvard Business School’s Advanced Management program.

“We are delighted to welcome Sam to the ISG board of directors,” said Michael P. Connors, chairman and chief executive officer of ISG. “Sam brings to the board tremendous experience and proven results as a business leader in the financial services sector, one of our largest client industry verticals. We look forward to his valuable contributions as we leverage AI to ride the next wave of growth in our industry and continue to build ISG for long-term success and shareholder value.”

Commenting on the retirement of Neil Budnick, Connors said, “Neil has served ISG with distinction as a member of our board of directors and chair of our audit committee since 2011. His wise counsel and many and varied contributions to our growth over the years will be missed. We wish Neil all the best in his next chapter.”

About ISG

ISG (Nasdaq: III) is a global AI-centered technology research and advisory firm. A trusted partner to more than 900 clients, including 75 of the world’s top 100 enterprises, ISG is a long-time leader in technology and business services that is now at the forefront of leveraging AI to help organizations achieve operational excellence and faster growth. The firm, founded in 2006, is known for its proprietary market data, in-depth knowledge of provider ecosystems, and the expertise of its 1,600 professionals worldwide working together to help clients maximize the value of their technology investments.

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